CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-192873) on Form S-3 of American Eagle Energy Corporation of our report dated March 28, 2014, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of American Eagle Energy Corporation for the year ended December 31, 2013.

/s/ Hein & Associates LLP

Denver, Colorado

March 28, 2014